Exhibit 99.1

UDR Announces Transition in Responsibilities of Jerry A. Davis, President and Chief Operating Officer, and Executive Management Promotions

Denver, CO., December 16, 2020 – UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that Jerry A. Davis, President and Chief Operating Officer (“COO”), will transition from the role of COO effective January 1, 2021, but continue as President of the Company. During 2021, Mr. Davis, 58, will focus on the continued implementation and evolution of the Company’s Next Generation Operating Platform, the evaluation of new technologies/technology investments useful to the Company’s business areas, and redevelopment opportunities. Effective December 31, 2021, Mr. Davis will retire, at which time he will transition to a consulting role with similar areas of focus. Michael D. Lacy, 39, UDR’s Senior Vice President – Property Operations, will continue to oversee the Company’s day-to-day operations, as he has for the last three years of his 14-year tenure with UDR.

“Jerry has been with UDR for 30 years and I have had the pleasure of working closely with him for nearly 20 of those years,” said Tom Toomey, UDR’s Chairman and Chief Executive Officer. Mr. Toomey continued, “Jerry’s contributions to the organization have been immeasurable given his impact on UDR’s culture, vision, and financial results. I am thankful that UDR and its investors will continue to reap the benefits of his extensive operating expertise as we continue to enhance our sector-leading operating platform and legacy of talent he has helped build.”

Mr. Davis stated, “UDR has been my professional home for much of my working life, and I am thankful to be part of such a great company. I look forward to continuing to drive our technology initiatives in 2021 and beyond, while also providing advancement opportunities for numerous individuals I have worked closely with over the years.”

In addition, the Company announced that effective January 1, 2021:

●	R. Scott Wesson, 57, will become UDR’s Senior Vice President – Chief Digital Officer after having served as Senior Vice President – Chief Information Officer since 2011. Mr. Wesson’s change in title and role better reflect his continued leadership of the digitization of UDR’s business through initiatives like the Company’s Next Generation Operating Platform.
●	Joshua A. Gampp, 44, will be promoted to Senior Vice President – Chief Technology Officer after having served as Vice President – Information Technology since 2018. Mr. Gampp has served in a variety of technology roles since joining the Company in 2013 and has been instrumental in running the Company’s day-to-day technology platform and implementing the technology components of the Next Generation Operating Platform.
●	Tracy L. Hofmeister, 49, will be promoted to Senior Vice President – Chief Accounting Officer after having served as Vice President – Chief Accounting Officer since 2018. Mr. Hofmeister has served in a variety of accounting roles since joining the Company in 2013, including Vice President – Technical Accounting and SEC Reporting, Vice President – Controller, Vice President – Accounting and Vice President – Chief Accounting Officer. Mr. Hofmeister is a Certified Public Accountant.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2020, UDR owned or had an ownership position in 51,649 apartment homes including 1,031 homes under development. For over 48 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135